Exhibit 10.4

QUOTA SHARE REINSURANCE AGREEMENT

THIS AGREEMENT is made and entered into by and between OLD REPUBLIC INSURANCE COMPANY, a Pennsylvania corporation (hereinafter called the “Company”) of the one part and OLD REPUBLIC MERCANTILE INSURANCE COMPANY, an Illinois Corporation (hereinafter called the “Reinsurer”) of the other part.

The parties hereto agree as hereinbelow, in consideration of the mutual covenants contained in the following Articles and upon the terms and conditions set forth therein:

COVERAGE

The Company hereby cedes to the Reinsurer, and the Reinsurer hereby accepts a 100 percent (100%) quota share participation in the Company’s liability under in-force policies in respect of business produced and/or underwritten for the Company by Old Republic Insured Credit Services, Inc. and/or Old Republic Insured Credit Agency, Inc. on or before the effective date hereof and classified by the Company as consumer credit indemnity business.

The limit of liability to the Reinsurer will be 100% of the unearned premium and loss reserves as of the effective date hereof, plus 100% of each loss occurring during the term of this Agreement, plus its proportionate share of loss expense (payable whether or not the Company has paid or has become liable to pay any loss under its policy). The Reinsurer will also be liable for its quota share participation in any settlements or judgments the Company becomes liable to pay in any of the matters identified in Schedule A attached hereto and incorporated herein by reference, but only up to the point at which such settlements or judgments, or a portion thereof, when added to the then cumulative other losses paid or incurred by the Company during the same calendar year do not exceed an annual loss ratio of 155 percent (155%). Such limit shall not, however, apply to any losses other than those arising out of settlements or judgments in such current or future litigation. Any excess over 155 percent (155%) shall be carried forward to the next succeeding calendar year and, if necessary, each succeeding calendar year in which such excess or any portion thereof may be added to the annual loss ratio to bring the cumulative loss ratio up to 155 percent (155%).

All reinsurance for which the Reinsurer will be obligated by virtue of this Agreement will be subject to the same terms, rates, conditions, interpretations, exclusions, waivers, modifications, and alterations as the respective policies of the Company to which this Agreement applies, subject to the terms and conditions of this Agreement. Nothing herein will in any manner create any obligations or establish any rights against the Reinsurer in favor of any third parties or any persons not parties to this Agreement except as provided in the Insolvency Article.

TERM

This Agreement will apply to all losses occurring on or after an effective date of April 1, 2012, 12:01 a.m. standard time (as set forth in the Company’s policies) in respect of policies in force on or after the effective date of this Agreement and will remain in force and effect until terminated in accordance with the termination provisions hereof.

TERMINATION

This Agreement may be terminated by either party at any time upon 90 days’ prior written notice given to the other party. Following any termination of this Agreement, the provisions of this Agreement will continue to apply to all obligations and liabilities of the parties incurred hereunder to the end that all such obligations and liabilities will be fully performed and discharged.

TERRITORY

The territorial scope of this Agreement will follow that of the Company’s Policies.

EXCLUSIONS

This Agreement does not apply to and specifically excludes any and all risks not covered under the Company’s Policies.

DEFINITIONS

The following terms, wherever used in this Agreement, will have the meanings set forth herein, and will be deemed to refer to the singular, plural, or otherwise inflected forms of such terms, as the context requires:

A.	“Coverage determination expense” means all expenses allocable to specific claims subject to the Agreement and that are incurred by, or on behalf of, the Company in supervising or monitoring the investigation, appraisal, adjustment, litigation and/or defense of such claims, and in determining the Company’s defense and/or indemnification obligations under the Company’s policies (including expenses relating to declaratory judgment actions or arbitration, mediation, or similar proceedings, but excluding internal office expenses, salaries, per diem, and other remuneration of regular Company employees).

B.	“Excess limits liability” will mean damages payable in excess of the policy limit as a result of alleged or actual negligence, fraud, or bad faith in failing to settle and/or rejecting a settlement within the policy limit, in the preparation of the defense, in the trial of any action against the insured or reinsured, or in the preparation of prosecution of an appeal consequent upon such action. Excess limits liability is any amount for which the Company would have been contractually liable to pay had it not been for the limits of the reinsured policy.

C.	“Loss” will mean the amount of any settlement, award, or judgment paid by the Company or for which the Company has become liable to pay including any claims related extra contractual obligations and/or excess limits liability. Subject to the separate limit set forth in the Coverage Article, loss will include any settlement award or judgment in respect of any of the matters listed in Schedule A. All recoveries, salvages, subrogations, and inuring reinsurance which are actually recovered, will be deducted from the amount of the loss. Loss will not include loss expense.

D.	“Becomes liable to pay” will mean the existence of a judgment that the Company does not intend to appeal, or a release has been obtained by the Company, or the Company has accepted a proof of loss.

E.	“Loss expense” will mean all expenses incurred by or on behalf of the Company in the investigation, appraisal, adjustment, litigation and/or defense of claims under policies reinsured hereunder, including court costs, interest accrued prior to and after final judgment, and all such expenses incurred in conjunction with the matters listed in Schedule A, but excluding internal office expenses, salaries, per diem, and other remuneration of regular Company employees. Loss expense will also include coverage determination expense. The Reinsurer will pay its pro rata shares of all loss expense, including all pro rata share of loss expense in addition to its limit of liability under this Agreement as set forth in the Coverage Article, and the Reinsurer will benefit pro rata in all salvages, subrogations, discounts, and other recoveries.

F.	“Subject earned premium” will mean the gross earned premium of the Company for the classes of business reinsured hereunder as specified in the Coverage Article, earned as at the effective date of this Agreement, and the premium, including any premium adjustments under retrospectively rated policies, earned thereafter while this Agreement remains in effect.

G.	“Policies” will mean all policies, binders, contracts, or agreements of insurance for the business described in the Coverage Article hereof.

REINSURANCE PREMIUM AND CEDING COMMISSION

The Company will cede to the Reinsurer its proportionate share of the subject premiums collected on all policies on or after the effective date of this Agreement, less a ceding commission allowance equal to all costs of production services charged to the Company, by Old Republic Insurance Credit Services, Inc., and/or Old Republic Insured Credit Agency, Inc., premium taxes of all kinds (with the exception of Federal Excise Tax, if applicable), local board assessments, brokerage and all other expenses and charges whatsoever based on the premium for business ceded under this Agreement, and an annual processing fee equal to 1.25% of the premiums ceded, subject to an annual minimum of $400,000. The annual minimum processing fee shall be adjusted each year by no later than March 31st by the rise in the published Consumer Price Index for the preceding calendar year.

EXTRA CONTRACTUAL OBLIGATIONS AND EXCESS LIMITS LIABILITY

This Agreement will cover any losses arising from claims related extra contractual obligations and/or excess limits liability.

“Extra contractual obligations” as used in this Agreement will mean those liabilities not covered under any other provision of this Agreement, which arise from the handling of any claim on business covered hereunder; such liabilities arising because of, but not limited to, the following: failure to settle within the policy limit, by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement, in the preparation of the defense, in the trial of any action against the insured or reinsured, or in the preparation or prosecution of an appeal consequent upon such action.

There will be no recovery hereunder where the extra contractual obligation or excess limits liability has been incurred due to fraud committed by a member of the board of directors or a corporate officer of the Company, acting individually, collectively, or in collusion with a member of the board of directors, a corporate officer, or a partner of any other corporation, partnership, or organization involved in the defense or settlement of a claim on behalf of the Company.

The date on which any extra contractual obligation and/or excess limits liability is incurred by the Company will be deemed, in all circumstances, to be the date of the original loss and/or first claim made against the Company’s policy. Nothing in this Article will be construed to create a separate or distinct loss apart from the original covered loss that gave rise to the extra contractual obligations and/or excess limits liability discussed in the preceding paragraphs. In no event will the total liability of the Reinsurer exceed its applicable limit of liability as set forth in the Coverage Article.

If any provision of this Article will be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision will be considered void in such state, but this will not affect the validity or enforceability of any other provision of this Article or the enforceability of such provision in any other jurisdiction.

REPORTS AND REMITTANCES

Within 45 days after the close of each quarter, the Company will furnish the Reinsurer with a report summarizing the gross premium, premium ceded less return premium and commission, losses paid, loss expense paid, monies recovered, and net balance due either party. The net balance will be paid within 45 days after the close of the respective quarter.

In addition, the Company will furnish the Reinsurer with a quarterly statement showing the total reserves for outstanding losses including loss expense, and such other information as may be required by the Reinsurer for completion of their NAIC interim and/or annual statements.

Should payment due from the Reinsurer exceed $100,000 as respects any one loss, the Company may give the Reinsurer notice of payment made or of its intention to make payment on a certain date. If the Company has paid the loss, payment will be made by the Reinsurer within five business days from the date of receipt of the proof of loss. If the Company intends to pay the loss by a certain date and has submitted a proof of loss or similar document, payment will be due from the Reinsurer 24 hours prior to that date, provided the Reinsurer has a period of five business days from receipt of said notice to dispatch the payment. Cash loss amounts specifically remitted by the Reinsurer as set forth herein will be credited its next quarterly account.

TRUST ACCOUNT

To secure the obligations hereunder, the parties will herewith enter into a reinsurance trust agreement meeting the requirements for reinsurance trust accounts specified in Regulation No. 114 of the New York Insurance Department, as amended.

SETTLEMENTS

The Company will have the right to settle all claims under its policies. When so requested, however, the Company will afford the Reinsurer, at the Reinsurer’s own expense, an opportunity to be associated with the Company in the defense of any claim, suit, or proceeding involving this Agreement, and the Company and the Reinsurer will cooperate in every respect in such defense. All settlements, provided they are within the terms of this Agreement, will be binding on the Reinsurer in proportion to its participation in this Agreement.

SALVAGE AND SUBROGATION

Unless the Company and Reinsurer agree to the contrary, the Company will enforce its right to salvage and/or subrogation and will prosecute all claims arising out of such right. Should the Company refuse or neglect to enforce this right, the Reinsurer is hereby empowered and authorized to institute appropriate action in the name of the Company.

Amounts recovered from salvage and/or subrogation will be used to reimburse the excess reinsurers (and the Company, should it retain a portion of excess coverage net) before being used in any way to reimburse the Company and the Reinsurer herein, who will share pro rata in any remainder. The Company and the Reinsurer will share pro rata in any expense incurred by the Company in pursuing any such recovery.

Notwithstanding anything to the contrary in this Agreement, if the Reinsurer initiates an action to secure salvage and/or subrogation in the name of the Company, and there is no such recovery, or if the amount recovered is insufficient to cover the expenses incurred in pursuing salvage and/or subrogation, the Reinsurer initiating such action will be liable for 100% of such excess expense. Further, the Reinsurer will be liable for 100% of any damages to the Company, including reimbursement of any compensatory and/or punitive damages resulting from the action.

DELAYS, ERRORS, OR OMISSIONS

The Reinsurer will be bound by the judgment of the Company as to the obligation(s) and liability(ies) of the Company under any original insurance or reinsurance subject to the terms and conditions of this Company. Any inadvertent delay, error, or omission in complying with the terms and conditions of this Agreement will not be held to relieve either party hereto from any liability that would attach to it hereunder if such delay, error, or omission had not occurred, provided any error or omission will be rectified upon discovery.

ENTIRE AGREEMENT/AMENDMENTS

This Agreement sets forth all of the duties and obligations between the Company and the Reinsurer and supersedes any and all prior or contemporaneous written agreements with respect to matters referred to in this Agreement. The Agreement may not be modified or changed except by an amendment to this Agreement in writing signed by both parties.

ACCESS TO RECORDS

The Company will make available for inspection by the Reinsurer at all reasonable times all records of the Company concerning the business subject to this Agreement which involve or are likely to involve the liabilities reinsured hereunder. The Reinsurer’s payment of all balances due under this Agreement which are not in dispute between the Company and any Reinsurer is a condition precedent to said Reinsurer’s right of access to such records. The Reinsurer agrees for itself and all its directors, officers, employees, agents, and representatives, promptly to provide the Company with a summary of all audit reports resulting from such inspection, except those audit reports related to an audit of a specific claim, as to which the Reinsurer agrees to promptly provide the Company with a copy of only those parts of such report which, in the sole discretion of Reinsurer, are not proprietary work product of the Reinsurer or its agents, employees or independent contractors. The Reinsurer further agrees to keep the inspection or audit findings and reports strictly confidential and not to disclose any portion of such findings or reports to any third parties without the written consent of the Company, except that such consent is hereby deemed given to the Reinsurer to disclose such of those inspection and audit findings and reports as may be required to comply with legal process and may be reasonably needed by the Reinsurer’s accountant and actuary, auditors, retrocessionaires, attorneys, and insurance department examiners acting in their official capacity.

INSOLVENCY OF THE COMPANY

In the event of the insolvency of the Company, the reinsurance provided by this Agreement and each and every reinsurance contract heretofore or hereafter entered into by and between the parties hereto will be payable by the Reinsurer directly to the Company or to its liquidator, receiver, or statutory successor on the basis of the liability of the Company under the contract or contracts reinsured without diminution because of the insolvency of the Company. It is agreed, however, that the liquidator, receiver or statutory successor of the Company (will give written notice of the pendency of each claim against the Company on a policy, binder, or contract reinsured within a reasonable time after such claim is filed in the insolvency proceeding; and during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which they may deem available to the Company, its liquidator, receiver, or statutory successor. The expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of such proportionate share of the benefit as will accrue to the Company solely as a result of the defense undertaken by the Reinsurer. The reinsurance shall be payable as hereinbefore set forth, except as provided by Section 4118(a)(1)(A) (relating to Fidelity and Surety Risks) of the Insurance Laws of New York.

INSOLVENCY OF THE REINSURER

In the event of the insolvency, bankruptcy, receivership, rehabilitation, or liquidation of the Reinsurer, the Company may retain all or any portion of any amount then due, or which may become due to the Reinsurer under this Agreement, and use such amounts for the purpose of paying any and all liability of the Reinsurer incurred under this Agreement. When all such liability hereunder has been discharged, the Company will pay to the Reinsurer any balance of such amounts withheld as may remain.

ARBITRATION

As a precedent to any right of action hereunder, if any dispute will arise between the Company and the Reinsurer with reference to the interpretation of this Agreement or their rights with respect to any transaction involved, whether such dispute arises before or after termination of this Agreement, such dispute, upon the written request of either party, will be submitted to three arbitrators, one to be chosen by each party, and the third by the two so chosen. If either party refuses or neglects to appoint an arbitrator within 30 days after the receipt of written notice from the other party requesting it to do so, the requesting party may appoint two arbitrators. If the two arbitrators fail to agree in the selection of a third arbitrator within 30 days of their appointment, then either party may petition the federal district court having jurisdiction over the geographical area in which the arbitration is to take place to select the third arbitrator. All arbitrators will be officers of insurance or reinsurance companies not under the control of either party to this Agreement.

The arbitrators will interpret this Agreement as an honorable engagement and not as merely a legal obligation; they are relieved of all judicial formalities and may abstain from following the strict rules of law, and they will make their award with a view to effecting the general purpose of this Agreement in a reasonable manner rather than in accordance with a literal interpretation of the language. Each party will submit its case to its arbitrator within 30 days of the appointment of the third arbitrator.

The decision in writing of any two arbitrators, when filed with the parties hereto, will be final and binding on both parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction. Each party will bear the expense of its own arbitrator and will jointly and equally bear with the other party the expense of the third arbitrator and the arbitration. Said arbitration will take place in the City of Chicago unless some other place is mutually agreed upon by the Company and the Reinsurer.

GOVERNING LAW

In the event an issue is raised in conjunction with a claim or loss reported hereunder, this Agreement will be construed and enforced in accordance with and governed by the laws of the State of Illinois, without reference to its principles of conflicts of laws.

RESERVES AND TAXES

The Reinsurer will maintain legal reserves with respect to claims hereunder. The Company will furnish to the Reinsurer at least quarterly a summary of all claims, claim expenses, premiums and other pertinent reserves in which the Reinsurer is interested, showing the amount of such reserves set up by the Company in respect of both the gross amount and the Reinsurer’s share of each and every such reserves.

In consideration of the terms under which this Agreement is issued, the Company undertakes not to claim any deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or to the District of Columbia.

CURRENCY

All limits and retentions hereunder are expressed in United States currency, and all payments hereunder will be made in that currency. For the purposes of this Agreement, amounts paid or received by the Company in currencies other than United State currency will be converted into United States dollars at the actual rates of exchange at which they are entered in the Company’s books.

COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

SIGNED this        day of             , 2012.

OLD REPUBLIC INSURANCE COMPANY

By:

Name:

Title:

OLD REPUBLIC MERCANTILE INSURANCE COMPANY

By:

Name:

Title: